Exhibit 99.1
AGREEMENT BY AND BETWEEN
The First National Bank of Jeffersonville
Jeffersonville, NY
and
The Comptroller of the Currency
     The First National Bank of Jeffersonville, Jeffersonville, NY (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination (“ROE”) for the examination commenced on May 25, 2006.
     In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
     (1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b) (1).
     (2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e) (1) and 12 U.S.C. § 1818(i) (2).
     (3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c) (6) (ii). See 12 U.S.C. § 1831i.
     (4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u) (1) (A).
     (5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
New York Metro Field Office
343 Thornall Street Suite 610
Edison, NJ 08837

ARTICLE II
COMPLIANCE COMMITTEE
     (1) Within thirty (30) days of the date of this Formal Agreement, the Board shall appoint a Compliance Committee of at least 3 directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c (b) (1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Formal Agreement.
     (2) Within forty-five (45) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written action plan detailing the Board’s assessment of what needs to be done to address the Articles in the Agreement, specifying how the Board will implement the plan, and setting forth a timetable for the implementation of the plan.
     (3) The Compliance Committee shall meet at least monthly.
     (4) Within forty-five (45) days of the date of this Formal Agreement and every ninety (90) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Formal Agreement;

(b)	actions taken to comply with each Article of this Formal Agreement; and

(c)	the results and status of those actions.
     (5) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III
BOARD AND MANAGEMENT SUPERVISION
     (1) Within ninety (90) days, the Board and management shall adopt, implement, and ensure compliance with a written plan to strengthen supervision presently being provided to the Bank in light of its present condition. At a minimum, the written plan shall:
(a)	establish a process that aggregates and tracks the completion status and responsible parties for the resolution of all outstanding regulatory, loan review, compliance, and audit issues.

(b)	consistent with OCC 2004-20, establish an effective risk management process that oversees all existing, new, expanded, or modified products. The process should perform adequate due diligence prior to introducing the product, develop and implement controls and processes to ensure risks are properly measured, monitored, and controlled, and develop and implement appropriate performance monitoring and review systems.

(c)	establish a process to ensure coordination among risk management functions such as compliance, audit, and loan review to ensure that no coverage gaps exist and that redundant coverage is avoided.

(d)	ensure the Senior Lending Officers roles and responsibilities are clearly defined and effectively conducted.
     (2) The Board shall establish appropriate procedures for the implementation of the plan.
     (3) Upon completion of the plan, the Board shall submit the plan to the Assistant Deputy Comptroller for review. In the event the Assistant Deputy Comptroller recommends changes to the plan, the Board shall immediately incorporate those changes into the plan.
     (4) The plan shall be implemented pursuant to the time frames set forth within the plan unless events dictate modifications to the plan. Where the Board considers modifications appropriate, those modifications shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.

ARTICLE IV
CREDIT RISK MANAGEMENT
     (1) Within sixty (60) days, the Board must adopt, implement and ensure compliance with a written plan to properly identify, analyze, and manage risks in the loan portfolio. At a minimum, the plan must ensure the following written assessment is undertaken in connection with each origination, renewal, or modification of any extension of credit, after the date of this agreement, for any borrower whose aggregate commercial/commercial real-estate relationship is $100,000 or more:
(a)	an assessment of the risks and mitigating factors in each credit;

(b)	an analysis of the primary source of repayment, including recurring and non-recurring sources of cash flow. These analyses should be commensurate with the size, complexity, and mitigating factors of the facilities and overall relationships;

(c)	a complete analysis of cash flow as it relates to guarantors;

(d)	a global analysis of all sources and uses of cash flow in the relationship as appropriate;

(e)	a complete project analyses on all speculative real estate transactions, including analyses of project costs, timeframes, and land preparation requirements;

(f)	a thorough assessment of the collateral securing the credit;

(g)	an analysis of the appropriateness of the approved loan structure;

(h)	a “stress-test” of variable rate loans in order to measure the borrower’s ability to service debt in varying rate scenarios;

(i)	The use of financial covenants, principal reduction clauses, cross-collateralization, cross-guaranties, and other such mechanisms to strengthen the bank’s position. An appropriate MIS format needs to be established that enables management to monitor borrower covenant compliance; and

(j)	an independent credit and collateral analysis of all purchased participations, in accordance with Banking Circular — 181.

     (2) Within sixty (60) days, the Board must adopt, implement, and ensure compliance with a written action plan for criticized and classified Commercial loans in excess of $100,000 and Commercial Real Estate loans in excess of $500,000 that is designed to eliminate the basis for criticism in any internal or external loan review report or any OCC Report of Examination. A minimum, the plan must include the following:
(a)	a mechanism and parameters for monitoring by loan size. Thresholds should be used for loans secured by Real Estate and Commercial loans.

(b)	an identification of the banks expected source of repayment, including realistic repayment expectations that are communicated with borrowers;

(c)	the current value of supporting collateral and the position of the bank’s lien on such collateral, where applicable. Current collateral values should incorporate expenses associated with liquidation of the collateral;

(d)	identification of any deviations from the bank’s approved loan policy;

(e)	an analysis of current credit information, including cash flow;

(f)	unless specifically excepted by the Assistant Deputy Comptroller, the proposed action to eliminate the basis of criticism and the time frame for its accomplishment. Plans should consider and reconcile historical and projected income and cash flow capabilities; and

(g)	alternative strategies the bank will use if the primary repayment plan fails.
     (3) Within ninety (90) days, the Board must ensure the following:
(a)	all parties responsible for reviewing commercial and residential appraisals are receiving proper training;

(b)	MIS must provide for a portrayal of risk exposure in the retail portfolio. Reports aggregating the total dollar amount and total number of debt-to-income, FICO score, and derogatory credit exceptions should be developed and incorporated into Board reporting;

(c)	MIS must effectively aggregate and analyze the risk exposure posed by concentrations;

(d)	all significant and emerging concentration exposures are properly identified, analyzed, and discussed with the Board;

(e)	the loan policy is expanded to provide more specific guidance in terms of acceptable underwriting and credit administration practices. The loan policy must establish the underwriting standards, financial statement requirements, work-out plan documentation, appraisal requirements, and MIS reporting outlined above.

(f)	the bank’s methodology for determining an appropriate Allowance for Loan and Lease Loss (ALLL) must conform to the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook.
ARTICLE V
COMPLIANCE RISK MANAGEMENT
     (1) Within sixty (60) days, the Board must :
(a)	make the chairman of the Regulatory Compliance Committee a permanent member of this committee to ensure consistency of oversight;

(b)	ensure that a risk-based compliance testing schedule is adopted no less than annually and adjusted as warranted;

(c)	ensure the execution of the compliance testing schedule. Progress in carrying out the schedule needs to be measured and monitored with formal status reports to the Board no less than quarterly. The Regulatory Compliance Committee needs to document departure from this schedule. If targets are to be waived, there should be appropriate justification documented. Conversely, the Regulatory Compliance Committee would be expected to make necessary adjustments to ensure that higher priority targets are completed in a timely manner;

(d)	Ensure that compliance testing results are consistently documented and communicated to senior management and the Regulatory Compliance Committee;

(e)	Ensure that the timing and topics of ongoing training is tailored to address the findings from compliance/audit/regulatory reviews as well any changes in laws and regulations.

ARTICLE VI
BANK SECRECY ACT PROCEDURES
     (1) Within ninety (90) days, the Board shall enhance policies and procedures to provide for compliance with Bank Secrecy Act (“BSA”), and Office of Foreign Assets Control (“OFAC”) and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA. This program shall be expanded to include the following:
(a)	Incorporation of BSA-related procedures into the applicable business unit policies and operating procedures.

(b)	Better documentation for all ‘high risk’ customers, not just for those with SARs. If a money remitter, the file should also include business partners, registration verification, locations frequently transmitted to, and company policies and procedures relating to BSA/AML, if applicable.

(c)	The scope of the BSA audit should be expanded to include adherence to policy and transactional testing of all products and services for OFAC compliance. Results should attest to the overall integrity and effectiveness of management systems and controls.
ARTICLE VII
CLOSING
     (1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
     (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
     (3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
     (4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

     (5) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b) (1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b) (1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Kristin A. Kiefer	11-28-06
Kristin A. Kiefer	Date
Assistant Deputy Comptroller
New York Metro Field Office

     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ John W. Galligan	11-28-06
John W. Galligan	Date

/s/ John K. Gempler	11-28-06
John K. Gempler	Date

/s/ Douglas A. Heinle	11-28-06
Douglas A. Heinle	Date

/s/ Arthur E. Keesler	11-28-06
Arthur E. Keesler	Date

/s/ Kenneth C. Klein	11-28-06
Kenneth C. Klein	Date

Gibson E. McKean	Date

/s/ James F. Roche	11-28-06
James F. Roche	Date

/s/ Edward T. Sykes	11-28-06
Edward T. Sykes	Date

/s/ Raymond L. Walter	11-28-06
Raymond L. Walter	Date

/s/ Earle A. Wilde	11-28-06
Earle A. Wilde	Date